FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


                  This First Amendment to Rights Agreement (this "First Amendment") is entered into by and between Cinergy Corp., a Delaware corporation (the "Company"), and The Fifth Third Bank, an Ohio banking corporation, as Rights Agent (the "Rights Agent"), on this 28th day of August, 2002, at the direction of the Company.

                  WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of October 16, 2000 (the "Rights Agreement"); and

                  WHEREAS, on August 28, 2002, the Board of Directors of the Company determined to amend the Rights Agreement and directed the Rights Agent to enter into this First Amendment.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto do hereby agree as follows:

                  1. Section 7(a)(i) of the Rights Agreement is hereby deleted and the following new Section 7(a)(i) is inserted in lieu thereof:

                  "(i) the Close of Business on September 16, 2002 , or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the "Final Expiration Date"), or"

                  2. Except as amended by this First Amendment, the Rights Agreement shall continue in full force and effect as originally executed and delivered.

                  3. Any reference in the Rights Agreement to the "Agreement" or the "Rights Agreement" shall refer to the Rights Agreement as amended by this First Amendment.

                  4. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Rights Agreement.

                  5. This First Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

                  6. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date written above.



Attest:                                              CINERGY CORP.




By: /s/ Karla Kennedy                    By: /s/ Jerome A. Vennemann
     Name:  Karla Kennedy                 Name:  Jerome A. Vennemann
     Title: Administrator Coord.         Title: Vice President, General Counsel
                                              and Assistant Corporate Secretary





Attest:                                              THE FIFTH THIRD BANK




By: /s/ Jacqueline M. Dever                      By: /s/ Geoffrey D. Anderson
     Name:  Jacqueline M. Dever                Name:  Geoffrey D. Anderson
     Title: AVP & Senior Trust Officer        Title:  Assistant Vice President